Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Completes Sale of Lake Arlington Dry System

FORT WORTH, TEXAS (December 8, 2008) – Quicksilver Resources Inc. (NYSE: KWK) announced that it has completed the sale of the Lake Arlington Dry System, the midstream gathering and compression assets located in Tarrant County, Texas, to Quicksilver Gas Services LP for $42 million.  Proceeds from the sale were used to repay $42 million of the company’s second-lien senior notes, reducing the outstanding principal of these notes to $656 million.  The company anticipates further repayment of these notes during the first half of 2009.  Quicksilver currently has approximately $400 million of cash and undrawn capacity under its senior secured revolving credit facility.

Operational Update

Quicksilver reaffirmed its projected fourth-quarter 2008 production guidance in the range of 325 to 335 million cubic feet (MMcf) of natural gas equivalents per day, an approximate 20% increase from the prior quarter’s average daily volume.  The increase is primarily attributable to new wells coming on production at the company’s Lake Arlington and Alliance projects located in Tarrant and Denton counties of Texas.  The company anticipates a total of 61 gross, 56.5 net new operated wells in its entire Barnett Shale play will be on line in the fourth quarter, including 20 gross, 17.5 net new wells from the Lake Arlington and Alliance projects.  At the Alliance project, the company is finishing completion activities on its first multi-well pad since acquiring the properties on August 8, 2008.  Initial production from this 3-well pad is expected later this month.  Unit production expense, including production, gathering and processing and transportation expense, is still projected in the range of our previous guidance of $1.30 to $1.45 per thousand cubic feet (Mcf) of natural gas equivalent.

In the Horn River Basin of northeast British Columbia, planned exploratory activities for the 2008-2009 winter drilling season are progressing slightly ahead of schedule.  Construction of access roads and drilling pads for two planned wells this season is near completion.  The company expects to spud the first well in mid-December and the second well during the first half of January 2009.  Based on its technical analysis as well as reports from other operators, Quicksilver believes this asset is in a world-class shale gas basin.

Hedging Summary

For the fourth-quarter of 2008, Quicksilver has hedged approximately 85% of its projected natural gas production at a NYMEX weighted average floor price of $8.87 per million British thermal unit, (MMbtu), approximately 90% of its projected oil production at a NYMEX price of $65.00 per barrel and approximately 20% of its projected natural gas liquids production at a weighted average floor of $1.04 per gallon.  For 2009 and 2010, the company has hedged approximately 75% and 65%, respectively, of its anticipated natural gas production at a NYMEX weighted average floor price of approximately $8.60 per MMbtu in both years.  For the fourth quarter of 2008 and full-year 2009, the company has basis hedges covering approximately 75% and 95% of its expected Canadian natural gas production at $0.94 and $0.84 per MMbtu, respectively.  In addition, Quicksilver holds firm transportation to Henry Hub for 100 MMcf per day at $0.58 and 260 MMcf per day priced at the

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Houston Ship Channel at $0.38, including fuel, per Mcf for production from the Fort Worth Basin.  The company has used a combination of fixed-price swaps and collars in its hedging program to underpin its $600 million capital budget for 2009.

A summary of these hedging contracts is available on the company’s website at www.qrinc.com/corporate/investor_relations/financials/Outstanding-web%20as%20of%20070708.pdf.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including gas from shales, coalbed methane, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, NGL and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance; effects of hedging natural gas, NGL and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; the effects of existing or future litigation; and other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-28

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